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                                                                   EXHIBIT 10.23
                             PRODUCT SALES AGREEMENT


         THIS PRODUCT SALES AGREEMENT (this "Agreement") made as of the 21st day of December, 2001, by and between Aesgen, Inc., a Delaware corporation, having its principal place of business at 2 Research Way, Third Level East, Princeton, New Jersey 08540 ("Aesgen") and aaiPharma, Inc., a Delaware corporation, having its principal place of business at 2320 Scientific Park Drive, Wilmington, North Carolina 28405 ("AAI").

         WHEREAS, Aesgen is the owner of development projects relating to certain products, including, but not limited to the abbreviated new drug applications which have been filed and/or approved, as more specifically set forth below; and

         WHEREAS, AAI desires to purchase from Aesgen and Aesgen desires to sell to AAI such products development projects, together with all their attendant rights and obligations; and

         WHEREAS, AAI has agreed to assume from Aesgen certain liabilities and undertake certain obligations on behalf of Aesgen;

         NOW THEREFORE, in consideration of the mutual covenants and benefits contained in this Agreement, the parties agree as follows:

         1   DEFINITIONS. In addition to the terms defined elsewhere
herein, the following terms shall be defined as follows:

         1.1 "ANDA" shall mean an abbreviated new drug application which is submitted to the FDA for approval to manufacture and/or sell a pharmaceutical product in the United States pursuant to the FDC Act

         1.2 "ANDA Products" shall mean (i) Acyclovir Capsules (200 mg); (ii) Acyclovir Tablets (400 mg, 800 mg, UD); (iii) Etodolac Capsules (300 mg, bottle of 100); (iv) Etodolac Tablets (400 mg, bottle of 100); and (iv) Ketoconazole Tablets (200 mg, bottle of 100, blister packs).

         1.3 "cGMP" shall mean current good manufacturing practices as set forth in the FDC Act.

         1.4 "Development Products" shall mean (i) Pentoxifylline Tablets (400 mg, bottle of 100, 5000, UD) and (ii) Selegiline Tablets/Capsules (generic dosage forms).

         1.5 "FDA" shall mean the United States Food and Drug Administration.

         1.6 "FDC Act" shall mean the Federal Food, Drug and Cosmetic Act, 21 U.S.C.ss.321 et seq., as amended, and the regulations promulgated thereunder from time to time.

         1.7 "Governmental Entity" shall mean any federal, state, local or non-U.S. government or any court of competent jurisdiction, legislature, governmental agency,


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administrative agency or commission or other governmental authority or instrumentality.

         1.8 "LOI" shall mean that certain letter of intent executed by and between Aesgen and AAI on or about April 20, 2001.

         1.9 "Material Adverse Effect" means a material adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, relating to the ANDA Products and the Development Products, taken as a whole.

         2   TRANSFER OF THE ASSETS.

         2.1 SALE OF ASSETS. On the terms and conditions set forth in this Agreement, Aesgen agrees to sell, assign, deliver, transfer and convey and AAI agrees to purchase, acquire and accept all of the right, title and interest of Aesgen in and to the Products (as defined below), and more particularly the assets set forth below in subsections 2.1.1 through 2.1.5 (the "Assets"), free and clear of any and all liens or encumbrances.

                  2.1.1 THE PRODUCTS. All of Aesgen's right, title and interest in and to the ANDA Products and the Development Products (collectively referred to herein as the "Products").

                  2.1.2 THE REGULATORY RECORDS. All of Aesgen's right, title and interest in and to any and all regulatory files (including correspondence with regulatory authorities), registrations, applications, approvals, licenses and permits relating to the Products, as of the Closing Date, from the FDA, or, to the extent they exist, any other applicable regulatory authority in any country, in each case to the extent transferable in light of legal, regulatory and, practical considerations;

                  2.1.3 THE INTELLECTUAL PROPERTY. All trademarks, trademark rights, licenses, inventions, processes, specifications, know-how, trade secrets, goodwill and copyrights, which are currently owned by Aesgen and used exclusively in connection with the Products and set forth on Schedule 2.1.3.

                  2.1.4 ACCRUED ROYALTIES. All royalties which accrue and become due and owing from MOVA to Aesgen from the date of the execution of the LOI, to be paid in accordance with Section 6.1.3 below.

                  2.1.5 THE INTANGIBLES. All the rights exclusively relating to the Assets set forth in 2.1.1, 2.1.2, 2.1.3 above, including all claims, counterclaims, credits, causes of action, rights of recovery and rights of setoff.

         2.2 EXCLUDED ASSETS. AAI acknowledges and agrees that it is not acquiring any right, title or interest in or to any other assets of Aesgen including, by way of example, the following assets ("Excluded Assets"):


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                  2.2.1    CASH. All of Aesgen's cash, bank accounts,
                           certificates of deposit and other cash equivalents.

                  2.2.2    ACCOUNTS RECEIVABLE. Except as set forth in Section
                           2.1.4 above, all of Aesgen's accounts receivable, which shall include all receivables arising from or relating to any Products at any time prior to the close of business on the Closing Date.

                  2.2.3 REAL ESTATE. Any real estate owned or leased by Aesgen.

                  2.2.4 TAX RECORDS AND REFUNDS. All of Aesgen's tax returns and records and any tax refunds or tax credits due Aesgen attributable to the Products for tax periods prior to the Closing Date.

                  2.2.5 OTHER ASSETS. All other assets of Aesgen except for the Assets.

         2.3 PRIOR OBLIGATIONS OF AAI. In connection with the termination of the Product Transfer, Manufacturing, Marketing and Distribution Agreement between MOVA Pharmaceutical Corporation ("MOVA") and Aesgen (the "MOVA Agreement") relating to the Products, which termination shall be effective on April 22, 2002 (the "Termination Date"), AAI hereby acknowledges that, in accordance with the terms of the MOVA Agreement an audit of MOVA's books and records has been requested by Aesgen in order to determine the final balance of outstanding and disputed amounts due to MOVA under said MOVA Agreement (the "Audit"). As partial consideration for the transfer of the Assets, AAI further acknowledges and agrees that AAI is and remains obligated, responsible and liable to undertake the following actions on behalf of Aesgen:

                  2.3.1 AUDIT COSTS. To pay all Aesgen's costs associated with the Audit which are unreimbursed by MOVA directly to the auditors conducting the Audit; and

                  2.3.2 INDEMNIFICATION. To indemnify, defend and hold harmless Aesgen, and its officers, directors, employees and agents, against any and all suits, claims, causes of action and liabilities, including, without limitation, attorneys' fees, relating to the termination of the MOVA Agreement.

         2.4 ASSUMPTION OF CERTAIN LIABILITIES. As partial consideration for the transfer of the Assets, on the terms and subject to the conditions of this Agreement, AAI shall assume and agree to pay, perform or discharge, when due, the following debts, obligations and liabilities of Aesgen (the "Assumed Liabilities"):

                  2.4.1 AMOUNTS DUE MOVA. AAI shall be solely responsible for and the payment directly to MOVA of any and all amounts determined by the Audit to be due and owing from Aesgen to MOVA under the MOVA Agreement.

                  2.4.2 PRODUCT LIABILITY. All liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or


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                           property, regardless of when asserted, which resulted
                           from the use or misuse of the Products or otherwise related to the Products, provided, however, that Aesgen shall indemnify AAI, and its officers, directors, employees and agents against any liabilities for sales of Products by MOVA to the same extent that Aesgen is indemnified against such liabilities by MOVA pursuant to the MOVA Agreement.

                  2.4.3    PRODUCT RETURNS. Except to the extent set forth in
                           Section 2.5.1, all liabilities arising out of or relating to the return of any Product on or after the Closing Date, whether or not sold by Aesgen prior to, on, or after the Closing Date.

                  2.4.4 ADDITIONAL LIABILITIES. All other liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Products or the Assets or the ownership, sale or lease of any of the Assets but only to the extent related to any period on or after the Closing Date.

         2.5 NO OTHER LIABILITIES ASSUMED. Except as expressly stated in Sections 2.3 and 2.4, AAI shall not assume or agree to pay, perform or discharge any of the debts, obligations and liabilities of Aesgen. Without limiting the foregoing AAI does not assume and will not be liable for the following (the "Excluded Liabilities").

                  2.5.1 PRODUCT RECALLS. All liabilities arising out of or relating to the recall of a Product pursuant to FDA regulations or other applicable governmental authority or returned by an end user, after the Closing Date, which recall or return is a result of adulteration, misbranding or other violation of the FDC Act by Aesgen or MOVA prior to the Closing Date.

                  2.5.2 OTHER LIABILITIES. Except as provided elsewhere in this Agreement, any debt, obligation or liability of Aesgen, known or unknown, liquidated, unliquidated, absolute or contingent, accrued or otherwise whether arising from contract, tort or otherwise and relating to the Products prior to the Closing Date.

         3   CONSIDERATION.

         3.1 As further consideration for the transfer of the Assets, AAI agrees to the following:

                  3.1.1 TERMINATE AGREEMENTS. On the Termination Date, AAI shall, together with Aesgen, terminate the following agreements between the parties: (i) the Development Agreement dated as of April 4, 1995, (ii) the License Agreement for Selegiline Hydrochloride Capsules dated as of June 24, 1996, and (iii) all ancillary documents entered into between Aesgen and AAI pursuant to the agreements set forth in clauses (i) and (ii) above (all of the foregoing, collectively, the "Aesgen/AAI Agreements").


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                  3.1.2    RELEASE OF CLAIMS. AAI shall waive any and all claims
                           against Aesgen, known and unknown, under the Aesgen/AAI Agreements including, but not limited to, all amounts due on invoices issued and unpaid and all disputed amounts claimed due thereunder and agrees to execute at Closing a General Release substantially in the form attached hereto as Exhibit 3.1.2.

         4   AESGEN'S REPRESENTATIONS AND WARRANTIES. Aesgen represents, warrants and agrees as follows:

         4.1 TITLE TO THE ASSETS. Except as disclosed on Schedule 4.1 hereto, Aesgen has good and marketable title to the Assets set forth in Section 2.1, above, free and clear of all claims, liens, encumbrances or restrictions of any kind.

         4.2 DUE ORGANIZATION, GOOD STANDING AND POWER. Aesgen is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder.

         4.3 AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance by Aesgen of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and effectively authorized by Aesgen's Board of Directors and the shareholders of Aesgen, if applicable. This Agreement has been duly executed and delivered by Aesgen and, assuming that this Agreement has been duly authorized, executed and delivered by AAI, is a legal, valid and binding obligation of Aesgen, enforceable in accordance with its terms. No other corporate action on the part of the Aesgen is necessary for the execution, delivery and performance by Aesgen of this Agreement or any related agreement required for the completion of the within transactions.

         4.4 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS. Except as disclosed on Schedule 4.4 hereto, the execution, delivery and performance by Aesgen of this Agreement and the consummation by it of the transactions contemplated hereby: (i) will not violate Aesgen's Certificate of Incorporation or Bylaws or other organizational documents; (ii) will not violate (with or without the giving of notice or the lapse of time or both) any provision of law, rule, or regulation applicable to Aesgen or the Assets; (ii) will not require (with or without the giving of notice or the lapse of time or both) any consent, approval or notice under, and will not materially conflict with, or result in the material breach or termination of any provision of, or constitute a material default under, or result in the acceleration of (or give anyone the right to accelerate) the performance of, any obligation of Aesgen with respect to the Assets, or result in the creation of a lien upon the Assets or upon any properties, assets or business of Aesgen.

         4.5 LEGAL PROCEEDINGS. There is no action or proceeding or, to the best of Aesgen's knowledge, any governmental investigation pending against Aesgen relating to the Assets, including product liability claims. Aesgen is not in violation of any term of any judgment, decree, injunction or order outstanding against it, which violations would have, in the aggregate, a Material Adverse Effect on the transactions contemplated hereby and, to the best knowledge of


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Aesgen, there are no actions or proceedings, or any governmental investigations against Aesgen that would prevent the completion of the transactions contemplated hereby.

         4.6 COMPLIANCE WITH LAWS.

                  4.6.1 Except as set forth on Schedule 4.6.1 or to the extent that it could not reasonably be expected to have a Material Adverse Effect, (i) the Products have been developed in compliance with all permits, government licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees and applicable laws, including the FDC Act, (ii) all governmental licenses, permits, registrations, approvals, concessions, franchises and authorizations principally employed in, or necessary to the ongoing development, manufacture and sale of the Products in the United States are in full force and effect, (iii) no Governmental Entity has served notice, to the best of Aesgen's knowledge, there are no grounds for notice, that the Assets were or are in violation of any law, statute, ordinance, rule, regulation or order in the United States or that there are any circumstances currently existing which would lead to any loss or refusal to renew any governmental licenses, permits, registrations, approvals, concessions, franchises and authorizations.

                  4.6.2 Except as set forth on Schedule 4.6.2 or to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, the ANDA Products have been developed in compliance in all material respects with all applicable laws and regulations in connection with the preparation and submission to the FDA of the ANDAs, and each of the ANDA Products has been approved by, and to the best of Aesgen's knowledge are currently in good standing with the FDA. To the best of Aesgen's knowledge, or to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to each ANDA Product have been filed with the FDA.

                  4.6.3 Except as set forth on Schedule 4.6.3, neither Aesgen, nor to the best of Aesgen's knowledge, MOVA, has received any notice from the FDA regarding the commencement or threatened commencement of any action to withdraw its approval or request the recall of any Product, or the commencement of threatened commencement of any action to enjoin production of the Products at any facility.

                  4.6.4 To the best of Aesgen's knowledge, all manufacturing operations relating to the manufacturing of the Products are being conducted in compliance in all material respects with cGMP.

         4.7 PRODUCT INFORMATION. Aesgen has made available to AAI copies of (i) all serious adverse event reports and periodic adverse event reports with respect to the Products that have been filed with the FDA since September 26, 1996, including any material correspondence or


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other material documents relating thereto, (ii) a schedule of all payouts made by Aesgen or, to the best of Aesgen's knowledge, made by MOVA since September 26, 1996 to end-users in connection with claims relating to the Products and
(iii) a schedule of all actual or threatened claims made by end-users since September 26, 1996 against Seller or, to the best of Aesgen's knowledge, MOVA, relating to the Products.

         4.8 INTELLECTUAL PROPERTY. The Intellectual Property listed and identified in Schedule 2.1.3 attached hereto is owned or licensed by Aesgen and no rights have been granted to others with respect thereto except as set forth in Schedule 4.8.

         4.9 BROKERS' FEES. Neither Aesgen nor any of its shareholders, officers, directors or employees, on behalf of Aesgen, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         4.10 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article 4 (including the Schedules) neither Aesgen nor and its officers, directors, shareholders, employees or agents makes any other express or implied representation or warranty on behalf of Aesgen.

         5   AAI'S REPRESENTATIONS AND WARRANTIES. AAI represents, warrants and agrees as follows:

         5.1 DUE ORGANIZATION, GOOD STANDING AND POWER. AAI is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance by AAI of this Agreement and the consummation of the transactions contemplated hereby have been duly and effectively authorized by AAI's Board of Directors. This Agreement has been duly executed and delivered by AAI, and, assuming that this Agreement has been duly authorized, executed and delivered by Aesgen, is a legal, valid and binding obligation of AAI, enforceable in accordance with its terms. No other corporate action on the part of the AAI is necessary for the execution, delivery and performance by AAI of this Agreement or any related agreement required for the completion of the within transactions.

         5.3 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS. Except as disclosed on Schedule 5.3 hereto, the execution, delivery and performance by AAI of this Agreement and the consummation by it of the transactions contemplated hereby:
(i) will not violate AAI's Certificate of Incorporation or Bylaws or other organizational documents; (ii) will not violate (with or without the giving of notice or the lapse of time or both) any provision of law applicable to AAI; and
(iii) will not require (with or without the giving of notice or the lapse of time or both) any consent, approval or notice under, and will not materially conflict with, or result in the material breach or termination of any provision of, or constitute a material default under, or result in the acceleration of (or give anyone the right to accelerate) the performance of, any obligation of AAI under, or result in the creation of a lien upon any properties, assets or business of AAI.


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         5.4 LEGAL PROCEEDINGS. There is no action or proceeding or, to the best of AAI's knowledge, any governmental investigation pending against AAI which would affect AAI's ability to consummate the transactions contemplated by this Agreement.

         5.5 FINANCIAL REVIEW. AAI acknowledges that it and its representatives have been permitted full and complete access to the books and records, reports, contracts, insurance policies (or summaries thereof) and conducted all due diligence that AAI has deemed necessary relating to the Assets, and that it and its representatives have had a opportunity to meet with the officers and employees of Aesgen to discuss the Assets and the Products. AAI acknowledges that through its own experience and that of its representatives, AAI has such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of the purchase of the Assets.

         5.6 BROKERS' FEES. Neither AAI nor any of its shareholders, officers, directors or employees, on behalf of Aesgen, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         6   COVENANTS

         6.1 COVENANTS OF AESGEN. Aesgen covenants with AAI as follows:

                  6.1.1 CONDUCT OF BUSINESS. Aesgen agrees that from the date of this Agreement until the Closing Date, without the prior written consent of AAI (which consent shall not be unreasonably withheld), Aesgen (i) shall not mortgage, pledge or subject to any lien or encumberence any Asset; (ii) shall use commercially reasonable efforts to maintain satisfactory relationships with and preserve the goodwill of suppliers and customers in connection with the manufacture and sale of the Products; (iii) shall not transfer or grant any rights or options in or to any of the Assets except for the transfer of inventory in the ordinary course of business; (iv) shall, with the aid and assistance of AAI, use commercially reasonable efforts to maintain the current regulatory status of the Products; (v) shall not transfer to any third-party any rights under any licenses, sublicenses or other agreements with respect to any Intellectual Property; (vi) shall conduct its marketing and promotional activities with respect to the Products consistent with its past practices;
                           (vii) shall not institute any new methods of purchase, sale or operation nor institute any changes in the product pricing or in promotional allowances other than in the ordinary course of business and consistent with Aesgen's past practices; (viii) shall not make any material changes in selling, pricing or advertising practices inconsistent with past practices; and (ix) shall not launch any Product packaging changes or Product line extensions.

                  6.1.2 ACCESS, AID AND ASSISTANCE. From the date hereof to the Closing Date, Aesgen shall permit AAI, its representatives and agents to have reasonable access during normal business hours to Aesgen's books, manufacturing


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                           records and personnel involved with the Products and
                           knowledgeable with respect to the Assets and Aesgen shall furnish to AAI such available information concerning the Assets and the Products and provide such assistance as AAI may reasonably request in order to aid AAI in the preparation of its facilities for scale-up and manufacturing of the Products by AAI; provided, however, that such access, aid and assistance does not unreasonably disrupt the normal operations of Aesgen.

                  6.1.3    PAYMENT OF ACCRUED ROYALTIES. As provided in Section
                           2.1.4 above, Aesgen shall pay to AAI all accrued royalties within ten (10) days of receipt of same from MOVA.

                  6.1.4 DISTRIBUTORSHIP. Aesgen shall use its commercially reasonable efforts to seek approval from MOVA to appoint AAI as Aesgen's distributor pursuant to the terms of the MOVA Agreement.

                  6.1.5 NOTICE OF CLAIMS. Aesgen covenants that it shall immediately notify AAI of Aesgen's receipt, knowledge or discovery of any claim, action, or proceeding of any nature whatsoever concerning (i) the past, present or future development, manufacture or sale of the Products; and/or (ii) any of the Assets.

         6.2 COVENANTS OF AAI. AAI covenants with Aesgen as follows:

                  6.2.1 HOLD HARMLESS. AAI agrees and covenants that it will hold Aesgen harmless with respect to the manufacture, and sale of the Products by AAI after the Closing Date.

                  6.2.2 AID AND ASSISTANCE. From the date hereof to the Closing Date, AAI furnish to Aesgen such aid and assistance as Aesgen may reasonably request in connection with Aesgen's obligations under Section 6.1.1(iv) above.

                  6.2.3 BULK TRANSFER LAWS. AAI hereby waives compliance by Aesgen with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Assets to AAI.

         6.3 JOINT COVENANTS.

                  6.3.1 REGULATORY APPROVALS. Each of Aesgen and AAI shall use commercially reasonable efforts to procure all applicable regulatory approvals necessary to consummate the transactions contemplated hereby, including the transfer from Aesgen to AAI, within 90 days of the Closing Date, of all Seller's rights, title and interest to the regulatory approvals relating to the Products.

                  6.3.2 TRANSFER FEES. Except as otherwise provided herein, any fees, charges, transfer taxes, bulk sales taxes or other payments ("Transfer Fees")


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                           required to be made to any Governmental Entity in
                           connection with the transfer and sale of the Project Assets and the assignment and assumption of the Assumed Liabilities pursuant to the terms of this Agreement shall be borne by the parties on an equal, 50/50 basis. Aesgen and AAI shall cooperate in timely making and filing all filings including, but not limited to, tax returns, reports and forms as may be required with respect to any Transfer Fees payable in connection with the transactions contemplated hereunder.

                  6.3.3 FURTHER ASSURANCES. Each party shall from time to time after Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transactions contemplated by this Agreement. With respect to all documents, information and other materials included in the Project Assets, in addition to paper and other tangible copies, Aesgen shall, upon AAI's request, also provide to AAI electronic copies of such documents, information and other materials, provided, that, Aesgen has electronic copies thereof. The foregoing requirement shall only apply to such documents, information and other material exclusively related to the Project Assets, and Aesgen shall have no obligation to reformat or otherwise alter or modify any such materials in order to provide them to AAI.

         7   INDEMNIFICATION.

         7.1 AESGEN'S INDEMNIFICATION. Aesgen agrees from and after Closing, subject to the conditions and limitations set forth herein, to defend, indemnify and hold harmless AAI from and against any and all loss, cost, damage or expense, including reasonable attorney's fees, whatsoever resulting from or arising out of (i) any breach or inaccuracy of any covenant, obligation, representation or warranty of Aesgen contained herein or in the Schedules referred to herein or in any certificate delivered by Aesgen under this Agreement; (ii) except as set forth herein, any liability or obligation relating to the Products prior to the Closing; and (iii) any claims made by any creditor of Aesgen asserted against AAI by reason of the transfer of the Assets contemplated herein.

         7.2 AAI'S INDEMNIFICATION. AAI agrees from and after Closing, subject to the conditions and limitations set forth herein, to defend, indemnify and hold harmless Aesgen from and against any and all loss, cost, damage or expense, including reasonable attorney's fees, whatsoever resulting from or arising out of (i) any breach of any covenant, obligation, representation or warranty of AAI contained herein or in any certificate delivered by AAI hereunder; (ii) any Assumed Liability; and (ii) the use of the Assets on or after the Closing.

         7.3 CLAIMS. (a) If AAI or Aesgen (the "Claimant") desires to make a claim against the other (the "Indemnitor") under Section 7.1 or 7.2, the Claimant shall give prompt written notice to the Indemnitor of the institution of any action, suit, proceeding or demand at any time instituted against or made upon the Claimant, or of the incurrence of the loss, cost, damage or expense, in connection with which the Claimant could claim indemnification under Section 7.1 or 7.2 and shall advise the Indemnitor in writing, to the extent known, of the amount and circumstances surrounding the same. If within sixty (60) days from the date the Indemnitor is notified in writing in reasonable detail of the amount and circumstances of a claim for indemnification, the Indemnitor has not contested a claim made by the Claimant, the Indemnitor will pay the full amount thereof in cash within ten (10) days after the expiration of the sixty (60) day period. (b) If a claim is brought by a third party and the Indemnitor agrees in writing that it is responsible to indemnify (fully and completely) the Claimant with respect to such claim then, (i) the Claimant shall give the Indemnitor (at the sole expense of the Indemnitor) full authority to defend, adjust, compromise or settle the action, suit, proceeding or demand as to which notice has been given (in the name of the Claimant or otherwise as the Indemnitor shall elect) and
(ii) the Indemnitor shall not be liable for any legal or other expense thereafter incurred by the Claimant in connection with the defense, adjustment, compromise or settlement thereof. The Indemnitor shall not be liable for any settlement of any such action or claim effected without its consent. If the Indemnitor contests the claim, the Indemnitor shall undertake the defense, compromise or settlement of the claim in good faith, and shall be bound by the results of such defense, compromise or settlement.

         8   SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
INDEMNIFICATIONS. All representations and warranties made by or on behalf of AAI or Aesgen herein and the liabilities of the parties for the breach or inaccuracy of any such representation or warranty and for any indemnity under Section 7 hereof, shall not be discharged or dissolved upon, but shall survive the Closing Date, for a period of two (2) years and shall be unaffected by any investigation made by any party at any time. The covenants set forth herein, as well as the related obligations, shall survive indefinitely.

         9   CONDITIONS PRECEDENT TO OBLIGATIONS OF AAI. The obligations of AAI to consummate the transactions contemplated by this Agreement are subject, in the discretion of AAI, to the satisfaction at or prior to the Closing Date of each of the following conditions:

         9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Aesgen contained herein shall be true in all material respects on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

         9.2 PERFORMANCE OF AGREEMENTS. Aesgen shall have performed all material obligations and agreements and complied with all material covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

         9.3 OFFICER'S CERTIFICATE. AAI shall have received a certificate of Aesgen dated the Closing Date, signed by the President of Aesgen, to the effect that the conditions specified in Sections 9.1 and 9.2 above have been fulfilled.

         9.4 NO MATERIAL CHANGE. There shall have been no change in the status of the Assets from the date of this Agreement through Closing which could reasonably be expected to have a Material Adverse Effect.

         9.5 NO SUITS OR ACTIONS. At the Closing Date, no suit, action or other proceeding shall have been instituted to restrain, enjoin or otherwise prevent or question the legality of the consummation of this Agreement or the transactions contemplated thereby.

         10   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF AESGEN. The obligations of Aesgen to consummate the transactions contemplated by this Agreement are subject, in the discretion of Aesgen, to the satisfaction at or prior to the Closing Date of each of the following conditions:

         10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of AAI contained herein shall be true in all material respects on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

         10.2 PERFORMANCE OF AGREEMENTS. AAI shall have performed all material obligations and agreements, and complied with all material covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

         10.3 OFFICER'S CERTIFICATE. Aesgen shall have received a certificate of AAI, dated the Closing Date, signed by the President or Vice President of AAI, to the effect that the conditions specified in Sections 10.01 and 10.02 above, have been fulfilled.

         10.4 NO SUITS OR ACTIONS. At the Closing Date, no suit, action or other proceeding shall have been threatened or instituted to restrain, enjoin or otherwise prevent or question the legality of the consummation of this Agreement or the transactions contemplated thereby.

         11   RISK OF LOSS. The Aesgen shall bear the risk of loss, damage or destruction to any of the Project Assets, not caused by the AAI, which occurs prior to the Closing Date. If there is such a loss prior to Closing, AAI shall have the right to terminate this Agreement.

         12   MOVA'S CONTINUING RIGHTS. AAI acknowledges and agrees that, pursuant to the terms of the MOVA Agreement, MOVA has a continuing right to manufacture, sell and distribute, on a non-exclusive basis, the products cover by the MOVA Agreement, for a period of seven years from the date of the first commercial sale of each such product. A complete list of the products covered under the MOVA Agreement is set forth on Schedule 12.

         13   CLOSING. The transfer of the Assets and Assumed Liabilities shall take place at the closing (the "Closing") which shall be at 2 p.m. at the offices of Reed Smith LLP, Princeton Forrestal Village, 136 Main Street, Princeton, New Jersey 08540, within two (2) business days of the Termination Date, or such other time and location as may be mutually agreed upon between the parties, but in no case later than May 1, 2002 (the "Closing Date").

         13.1 INSTRUMENTS OF CONVEYANCE. At the time of Closing, Aesgen shall deliver to AAI a Bill of Sale, and any and all other instruments of sale, conveyance or assignment that may be required for the proper transferring of the Products and all of the Assets as enumerated in the Schedules attached pursuant to Section 2.1, above, free from all encumbrances, except as otherwise provided to the contrary herein, which instruments shall contain the usual warranties.

         13.2 AESGEN'S OBLIGATIONS AT CLOSING. At the Closing, and concurrently with performance by AAI of its obligations under Section 12.3, Aesgen shall deliver or cause to be delivered to AAI the following:

                  13.2.1   Instruments of conveyance and transfer described in
                           Section 12.1

                  13.2.2   The officer's certificate described in Section 9.3.

                  13.2.3 Copies of Aesgen's resolutions relating to this transaction, certified by an officer of Aesgen.

                  13.2.4 Such other certificates, documents and agreements which may be called for under this Agreement.

         13.3 AAI'S OBLIGATIONS AT CLOSING. At the Closing, and concurrently with performance by Aesgen of its obligations under Section 12.2, AAI shall deliver or cause to be delivered the following:

                  13.3.1   The officer's certificate described in Section 10.3.

                  13.3.2 Copies of AAI's resolutions relating to this transaction, certified by an officer of AAI.

                  13.3.3   The General Release described in Section 3.1.2.

                  13.3.4 Such other certificates, documents and agreements which may be called for under this Agreement.

         14   LIMITATION OF LIABILITY; WARRANTIES.

         14.1 LIMITATION OF LIABILITY. Notwithstanding any provision herein, neither Aesgen nor AAI shall in any event be liable to the other party officers, directors, employees, stockholders, agents or representatives on account of any indemnity obligation set forth in Sections 7.1(i) or 7.2(i) for any indirect, consequential or punitive damages (including, but not limited to, lost profits, loss of use, damage to goodwill or loss of business). Aesgen and AAI shall cooperate with each other in resolving any claim or liability with respect to which one party is obligated to indemnify the other under this Agreement, including without limitation, by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

         14.2 NO WARRANTIES. AAI also acknowledges that, except as expressly set forth in the representations and warranties set forth in Article 4 of this Agreement (including the Schedules), or in the officer's certificate provided pursuant to Section 9.3, there are no representations or warranties by Aesgen of any kind, express or implied, with respect to the Assets, and that Purchaser is purchasing the Assets "AS IS", "WHERE IS" and "WITH ALL FAULTS". Without limiting the generality of the foregoing, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         15   MODIFICATION OF AGREEMENT. The parties hereby acknowledge that the terms of this Agreement cannot be modified orally, but can be modified only by an instrument in writing signed by all parties.

         16   BINDING ON ALL PARTIES. This Agreement shall be binding upon the parties hereto and upon respective successors, heirs, administrators, and assigns of each and all of such parties.

         17   WAIVER. Any of the terms or conditions of this Agreement may be waived at any time and from time to time by the party entitled to the benefit of such terms or conditions; however, no party shall be deemed to have waived any rights hereunder or under any other agreement unless such waiver shall be in writing and signed by the party, or the party's representative. No delay or omission on the part of any party in exercising any right shall operate as a waiver of such right or any other right. A waiver by any party of a breach of a provision of this Agreement shall not constitute a waiver of or prejudice the party's right otherwise to demand strict subsequent compliance with that provision or any other provision.

         18   NOTICES. All notices, requests, demands and other communications given by AAI or Aesgen shall be in writing and shall be deemed to have been duly given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) or by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal) to the parties at the following addresses:

                  If to Aesgen to:

                         Aesgen, Inc.
                         2 Research Way, Third Level East
                         Princeton, New Jersey 08540
                         Attention: Paul B. McGarty, President and CEO
                         Facsimile:

                  With copies to:

                         ReedSmith LLP
                         Princeton Forrestal Village
                         136 Main Street
                         Princeton, New Jersey 08540
                         Attention: Diane M. Frenier, Esq.
                         Facsimile: 609.951.0824

                  If to AAI to:

                         aaiPharma, Inc.
                         2320 Scientific Park Drive
                         Wilmington, North Carolina 28405
                         Attention: William Ginna, Executive Vice President, CFO
                         Facsimile: 910-815-2387

                  With copies to:

                         aaiPharma Inc.
                         2320 Scientific Park Drive

                         Wilmington, North Carolina 28405
                         Attention: Office of General Counsel
                         Facsimile: 910-815-2340


         19   ASSIGNMENT. This Agreement shall not be assigned by either party hereto, except by written consent of the other party, which consent shall not be unreasonably withheld, or as otherwise provided herein.

         20   GOVERNING LAW. This Agreement and the performance thereof shall be governed, interpreted, construed and regulated by the laws of the State of Delaware.

         21   ENFORCEABILITY OF AGREEMENT. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance shall, at any time, or to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be effected thereby, and each term, covenant, condition and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

         22   SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         23   WAIVER OF JURY TRIAL. Each party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Article 23.

         24   COMPLETE AGREEMENT. This Agreement, together with the LOI, set forth all of the promises, agreements, conditions and understandings between the parties hereto relative to the subject matter hereof, and there are no promises, agreements, conditions or understanding, either written or oral, express or implied, between them other than as set forth herein or therein.

         25   MISCELLANEOUS PROVISIONS.

         25.1 All the terms, covenants, and conditions herein contained shall be for and shall inure to the benefit of and shall bind the respective parties thereto, and their legal representatives, successors and assigns, respectively.

         25.2 This section or any other headings contained in this Agreement are for purposes of reference only and shall not affect the meaning and interpretation of this Agreement.

         25.3 In all references herein to any parties, persons, entities or corporations, the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text of the within instrument may require.

         25.4 Except as set forth in the LOI, and regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the transactions contemplated by hereunder.

         25.5 This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one in the same instrument.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals or caused these presents to be signed by the parties hereto.


AESGEN, INC.                              AAIPHARMA, INC.



By:                                       By:
    ---------------------------------         ----------------------------------
Name:                                     Name:
Title:                                    Title:




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